UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 30, 2010
CytoCore, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-935	36-4296006

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

414 North Orleans Street, Suite 502, Chicago, Illinois	60610

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (312) 222-9550
N/A

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On November 30, 2010, CytoCore, Inc. announced that it had entered into a Distribution Agreement with Guangdong Prosper Channel Medicine Company LTD. (“Guangdong”), a medial device distribution company located in China. Pursuant to the agreement, Guangdong will act as the exclusive distributor in China of CytoCore’s SoftPap™ cervical cell collection device designed to screen for cervical cancer.
     The agreement provides for certain annual minimum purchase requirements for the products, ranging from 400,000 units in the first 12 month period to 1,370,928 million units in the fifth 12-month period. The 12 month periods begin after registration of the SoftPap™ by China’s Regulatory Authority. Guangdong is responsible for completing the registration. This process can take six months to a year before registration approval is received. Prices are established for the products and may be adjusted when issues relevant to product cost occur.
     The agreement also provides that Guangdong shall use reasonable efforts to promote, distribute and sell the products, and maintain a reasonable level of stock of the product to meet market demands.
     The agreement’s initial term is five years, and automatically renews for additional one-year periods unless notice of termination is received by either party at least 90 days prior to the expiration of the term. Either party has the right to terminate the agreement upon 30 days notice in the event either party shall default in the performance of the agreement and such default has continued for 30 days. The agreement also provides for termination by either party in the event of a breach that remains uncured or under certain circumstances, including in the event of war, invasion or similar occurrence in the territory, the sale or insolvency either party.
     Also under the agreement, Guangdong may not sell, promote or otherwise distribute any of Company’s products outside of its territory.
     A copy of the distribution agreement is attached hereto as Exhibit 10.1, and a copy of the press release announcing the agreement with Guangdong is attached hereto as Exhibits 99.1.
Item 9.01 Financial Statements and Exhibits.
10.1	Distribution and Supply Agreement between CytoCore, Inc. and Guangdong Prosper Channel Medicine Company LTD.

99.1	Press release dated November 30, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoCore, Inc.

Dated: December 2, 2010	By: /s/ Robert F. McCullough Robert F. McCullough
Chief Executive Officer, Chief Financial
Officer and Director